Exhibit 11

                                                                           Reorganized
                                                                             Company          Predecessor Company
                                                                          ------------    ----------------------------
                                                                            One Month       Two Months   Three Months
                                                                              Ended           Ended         Ended
                                                                          June 30, 1999   May 31, 1999   June 30, 1998
                                                                          -------------   ------------   -------------
                                                                           (Dollars in thousands, except share data)
Diluted net (loss) income per share:
    Net (loss) income .................................................   $       (802)   $    183,291   $     11,826
                                                                          ------------    ------------   ------------
    Average number of shares outstanding ..............................     20,033,600      10,885,000     11,065,000
    Net effect of dilutive stock options-based on treasury stock method             --              --        607,711
                                                                          ------------    ------------   ------------
        Total average shares ..........................................     20,033,600      10,885,000     11,672,711
                                                                          ============    ============   ============
    Diluted net (loss) income per share ...............................   $      (0.04)   $      16.84   $       1.01
                                                                          ============    ============   ============

                                                                                Predecessor Company
                                                                           ----------------------------
                                                                            Five Months     Six Months
                                                                               Ended           Ended
                                                                           May 31, 1999   June 30, 1998
                                                                           ------------   -------------
                                                                      (Dollars in thousands, except share data)
Diluted net income per share:
     Net income ........................................................   $    157,338   $      7,161
     Preferred Stock dividend ..........................................             --           (417)
                                                                           ------------   ------------
        Net income available to common shareholders ....................   $    157,338   $      6,744
                                                                           ============   ============
     Average number of shares outstanding ..............................     10,885,000     10,403,889
     Net effect of dilutive stock options-based on treasury stock method             --        615,273
                                                                           ------------   ------------
        Total average shares ...........................................     10,885,000     11,019,162
                                                                           ============   ============
     Diluted net income per share ......................................   $      14.45   $       0.61
                                                                           ============   ============


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